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                                                                       EXHIBIT 5


         OPINION (AND CONSENT) OF PAUL, HASTINGS, JANOFSKY & WALKER LLP
         --------------------------------------------------------------

                                  March 4, 2004


Outdoor Channel Holdings, Inc.
43445 Business Park Drive, Suite 113
Temecula, California  92590
Re:      Outdoor Channel Holdings, Inc.
         Stock Option Plan 2 as reflected by Stock Option Agreements


Ladies and Gentlemen:

         We are furnishing this opinion of counsel to Outdoor Channel Holdings, Inc., an Alaska corporation (the "Company"), for filing as Exhibit 5 to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale by certain shareholders of up to 40,000 shares of the Company's Common Stock, $.02 par value per share (the "Resale Shares") previously issued to such shareholders upon exercise of options granted under the Company's Stock Option Plan 2 as reflected by Stock Option Agreements.

         In connection with this opinion, we have examined and relied upon the Registration Statement and related reoffer prospectus, the Company's Amended and Restated Articles of Incorporation, as amended to date, the Company's Amended and Restated Bylaws, as amended to date, and the originals or copies certified to our satisfaction of such documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Resale Shares, when sold in accordance with the Registration Statement, will be validly issued, fully paid, and non-assessable. With respect to our opinion set forth in this paragraph, we note that we are not members of the bar of the State of Alaska and that we have relied solely on our review of a standard compilation of Alaska corporate statutes with respect to such opinion, but have not undertaken any review of Alaska case law or administrative rules or decisions. Except as described in the immediately preceding sentence, this opinion letter relates solely to the laws of the State of California, and the federal law of the United States, and we express no opinion with respect to the effect or application of any other laws.

         We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent.


                               Respectfully submitted,

                               /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP